UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):        May 24, 2007

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-131521	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road

Atlanta, Georgia 30328

(Address of Principal Executive Offices)

(770) 206-4200

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.03.                                       Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

$425 Million Aggregate Principal Amount of 7-3/8% Senior Subordinated Notes Due 2017

On May 24, 2007, Mueller Water Products, Inc. (the “Company”) entered into an indenture (the “Indenture”) among the Company, the guarantors named on the signature pages thereto and The Bank of New York, as trustee.  Pursuant to the Indenture, the Company issued and sold $425,000,000 aggregate principal amount of 7-3/8% Senior Subordinated Notes due 2017 (the “Notes”).   The Notes will mature on June 1, 2017.  Interest on the Notes is payable semiannually in arrears on June 1 and December 1 of each year at a fixed rate of 7-3/8% per annum, and the first interest payment will be December 1, 2007.

•                  The Notes are guaranteed by all of the domestic restricted subsidiaries of the Company.  The Notes are the Company’s unsecured senior subordinated debt and rank junior in right of payment to all of the Company’s existing and future senior indebtedness, equal in right of payment with all of the Company’s existing and future senior subordinated indebtedness, senior in right of payment to any of the Company’s future subordinated indebtedness.  The Notes will be effectively junior to all liabilities of any of the Company’s subsidiaries that do not guarantee the Notes.

•                  The guarantees are the guarantors’ unsecured senior subordinated debt and rank junior in right of payment to all existing and future senior indebtedness of the relevant guarantor, equal in right of payment with all existing and future senior subordinated indebtedness of the relevant guarantor and senior in right of payment to any future subordinated indebtedness of the relevant guarantor.  The guarantees will be effectively junior to all liabilities of the relevant guarantor’s subsidiaries that are not guarantors.

The Notes and the Indenture restrict the Company’s and its restricted subsidiaries’ ability to, among other things, make restricted payments, incur debt and issue preferred stock, incur liens, permit dividend and other payment restrictions on restricted subsidiaries, merge, consolidate or sell assets and engage in transactions with affiliates.  The Notes and the Indenture also contain customary events of default, including failure to pay principal or interest on the Notes or the guarantees when due, among others.  If an event of default occurs under the Indenture and the Notes, the trustee or the holders of at least 25% in principal amount outstanding of the Notes may declare the principal amount on the Notes to be due and payable immediately.

The Company may redeem the Notes, in whole or in part, at any time on or after June 1, 2012, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, on or prior to June 1, 2010, the Company may redeem up to 35% of the Notes from time to time at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings..  Upon the occurrence of a change in control, the Company must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The Notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the

Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

A copy of the Indenture is attached hereto as Exhibit 4.6 and is incorporated by reference.  The above description of the Indenture and the Notes are qualified in their entirety by reference to the attached Indenture.

The Company has agreed to use its reasonable best efforts to register with the SEC notes having substantially identical terms as the Notes as part of an offer to exchange freely tradable exchange notes for the Notes. The Company will use its reasonable best efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the Notes. If this obligation is not satisfied (a ‘‘registration default’’), the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per annum. If the registration default is corrected, the applicable interest rate on such Notes will revert to the original level.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Amended and Restated Credit Agreement

On May 24,  2007, the Company entered into an Amended and Restated Credit Agreement (the “Amended Credit Facility”) among the Company, Mueller Group, LLC, as prior borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and an L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer and the lenders party thereto. The senior credit facilities under the Amended Credit Facility include:

•                  an amortizing term loan A facility in an initial aggregate principal amount of $150.0 million;

•                  an amortizing term loan B facility in an initial aggregate principal amount of $565.0 million; and

•                  a $300.0 million revolving credit facility with a sub-limit for multi-currency loans and letters of credit.

Letters of credit will reduce availability for borrowings under the revolving credit facility. The revolving credit facility terminates on May 24, 2012, the term loan A facility matures on May 24, 2012 and the term loan B facility matures on May 24, 2014.

Term loan B borrowings under the Amended Credit Facility bear interest, at the Company’s option, at LIBOR plus 175 basis points, or an alternate base rate (as defined in the Amended Credit Facility) plus 75 basis points. The applicable margin for term loan A borrowings and revolving credit borrowings are subject to adjustments based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of the Company and its subsidiaries (each as defined in the Amended Credit Facility). The initial applicable margin is LIBOR plus 150 basis points, or the alternate base rate plus 50 basis points.

We will also pay a commitment fee on the unused portion of the revolving credit facility. This fee is payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. The fee is subject to adjustment based on the leverage ratio.  The initial fee is 0.375%.

The Company is required to repay (1) the term loan A facility in 11 consecutive quarterly installments equal to $3,750,000 on the last business day of each March, June, September and December, commencing in September 2009, with the remaining amount payable on the maturity date of the term loan A facility and (2) the term loan B facility in 27 consecutive quarterly installments equal to $1,412,500 on the last business day of each March, June, September and December, commencing in September 2007, with the remaining amount payable on the maturity date of the term loan B facility.

The senior credit facilities are subject to mandatory prepayment with the net cash proceeds of the sale or other disposition of any property or assets of the Company and its subsidiaries, subject to permitted reinvestments and other specified exceptions. All mandatory prepayment amounts are applied to the prepayment of the term loans pro rata between the term loan A facility and the term loan B facility to reduce the remaining amortization payments of each term loan facility.

All of the Company’s material direct and indirect domestic restricted subsidiaries, and all of the Company’s subsidiaries that guarantee the Notes, are guarantors of the Amended Credit Facility. The Company’s obligations under the Amended Credit Facility are secured by:

•                  a first priority perfected lien on substantially all of the existing and after-acquired personal property of the Company and each guarantor, a pledge of all of the stock or membership interest of all of the Company’s existing or future domestic restricted subsidiaries (including of each guarantor), a pledge of no more than 65% of the voting stock of any first-tier foreign restricted subsidiary held by the Company or a guarantor and a pledge of all intercompany indebtedness in favor of the Company or any guarantor;

•                  first-priority perfected liens on all of the Company and the guarantors’ material existing and after-acquired real property fee interests, subject to customary permitted liens described in the Amended Credit Facility; and

•                  a negative pledge on all of the Company and its restricted subsidiaries’ assets, including our Intellectual property.

The senior credit facilities contain customary negative covenants and restrictions on the Company’s ability to engage in specified activities and contain financial covenants requiring the Company to maintain (a) a specified consolidated leverage ratio of not more than 5.25 to 1.00 and decreasing over time and (b) an interest charge coverage ratio of not less than 2.50 to 1.00. Borrowings under the revolving credit facility are subject to significant conditions, including compliance with the financial ratios included in the Amended Credit Facility and the absence of any material adverse change.

A copy of the Amended and Restated Credit Agreement is attached hereto as Exhibit 10.17 and is incorporated by reference.  The above description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the attached agreement.

Item 8.01	Other Events

On May 24, 2007, the Company paid (A) approximately $224 million, representing the purchase price and consent payment for over 99% of the Senior Subordinated Notes due 2012 of Mueller Group, LLC that had been tendered in connection with the Company’s recent tender offers and (B) approximately $141 million, representing the purchase price and consent payment for over 99% of the Senior Discount Notes due 2014 of the Company that had been tendered in connection with the Company’s recent tender offers.

The effect of the refinancing will be to enhance operational flexibility, reduce ongoing interest expense and simplify the Company’s debt structure. Gross interest expense (before interest income) for fiscal 2007 is expected to approximate $86.5 million, resulting in a reduction of nearly $4 million due to the refinancing. In connection with the refinancing described in this Form 8-K, the Company expects to recognize a pre-tax charge of approximately $27 million during the quarter ending June 30, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.6	Indenture dated as of May 24, 2007 among Mueller Water Products, Inc., the guarantors named on the signature pages thereto and The Bank of New York (including form of global notes).

10.17

Amended and Restated Credit Agreement among Mueller Water Products, Inc., as Borrower, Mueller Group, LLC, as prior borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and an L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, and an L/C Issuer and the lenders named on the signature pages thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2007	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Robert Barker
Robert Barker
Executive Vice President, General Counsel, and
Corporate Secretary